Exhibit 10.4


Summary of Retention Bonus Agreement between CompleTel Europe N.V. and Jerome de Vitry dated as of March 15, 2002

Pursuant to the French law governed retention bonus agreement, CompleTel Europe N.V. has agreed to pay to Jerome de Vitry a gross total of (euro) 100,000 upon signing of the agreement and a retention bonus of a gross total of (euro) 240,000. Such retention bonus is payable in five (5) equal installments of (euro) 48,000 each on the first working day of each month, provided that he is still in the service of CompleTel Europe N.V. The first payment is to take place on February 1, 2002.

In addition to the signing and the retention bonuses above, CompleTel Europe N.V. has also agreed to pay to Jerome de Vitry a gross sum of 100,000 (euro) if before June 30, 2002, CompleTel Europe N.V. obtains sufficient cash resources to entirely finance its business plan while maintaining a balanced cash flow and provided that Jerome de Vitry is still in the service of CompleTel Europe N.V.

If anytime after June 15, 2002, CompleTel Europe N.V.terminates the employment contract of Jerome de Vitry for a reason other than death, disability, or dismissal based on a serious fault or misconduct, CompleTel Europe N.V.will make a single payment to Jerome de Vitry for an amount equal to the (euro) 240,000 retention bonus minus the sum of all of the monthly retention payments already paid to Jerome de Vitry.

In the event of resignation, death, or serious fault or misconduct by Jerome de Vitry, no payment will be due anytime after the date of the termination notice by CompleTel Europe N.V. Jerome de Vitry will be obliged to repay CompleTel Europe N.V. the total amount of the monthly retention payment paid in advance for the month in question.